CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 8-K of our report dated April 30, 2018, of Big Time Holding, Inc. relating to the audit of the financial statements for the period ending February 28, 2018 and the reference to our firm under the caption “Experts” in the Form 10 information disclosure.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

April 30, 2018